Exhibit 10.1

SPONSOR AGREEMENT

September 30, 2020

Oaktree Acquisition Corp.

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Re: Surrender of Sponsor Shares and Sponsor Warrants

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Merger Agreement”) by and among Oaktree Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation in accordance therewith, “Parent”), Rx Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent, and Hims, Inc., a Delaware corporation (the “Company”). This sponsor agreement (this “Sponsor Agreement”) is being entered into and delivered by the Company, Parent and Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership (“Parent Sponsor”), in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and conditional upon the Merger Agreement being legally binding, and with the consummation of the transactions contemplated by the Merger Agreement (other than those contemplated by Sections 1 to 2 of this Sponsor Agreement below) being conditions subsequent to the obligations of the parties to this Sponsor Agreement, Parent Sponsor, Parent and the Company hereby agree that:

1.	Immediately prior to, and conditioned upon, the consummation of the Domestication:

(a) Parent Sponsor shall automatically irrevocably surrender to the Parent, for no consideration and as a contribution to the capital of Parent, 1,257,813 Sponsor Shares and 1,004,167 Sponsor Warrants (collectively, the “Forfeited Securities”); and

(b) the Forfeited Securities shall be automatically and immediately terminated, forfeited, surrendered and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of Parent, Merger Sub, the Surviving Company or Parent Sponsor.

2.

Immediately following, and conditioned upon the consummation of the transactions described in Section 1, but prior to the Domestication, Parent Sponsor hereby, automatically and without any further action by Parent Sponsor or Parent, irrevocably waives any adjustment to the conversion ratio set forth in Articles 13-17 of the Parent Governing Documents and any rights to other anti-dilution protections with respect to the rate that all of the Class B ordinary shares of Parent held by Parent Sponsor convert into Class A ordinary shares of Parent in connection with the PIPE Financing and the transactions contemplated by the Merger Agreement.

3.

If, between the date of this Sponsor Agreement and the Closing, the outstanding shares of Parent Class A Common Stock or Parent Class B Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then the number of Sponsor Shares and Sponsor Warrants to be terminated, forfeited, surrendered and cancelled pursuant to Section 2.8 of the Merger Agreement and this Sponsor Agreement, will be equitably adjusted to reflect such change; provided, however, that nothing in this Section 3 or Section 2.8 of the Merger Agreement shall be construed to permit Parent or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of the Merger Agreement.

4.	Parent Sponsor hereby represents and warrants to the Company as of the date hereof as follows:

(a) Parent Sponsor owns free and clear of all Liens (other than transfer restrictions under applicable securities Laws) 5,031,250 Sponsor Shares and 4,016,667 Sponsor Warrants (the “Sponsor Securities”).

(b) Parent Sponsor has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Sponsor Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by Parent Sponsor. This Sponsor Agreement has been duly and validly executed and delivered by Parent Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Parent Sponsor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(c) There are no Actions pending against Parent Sponsor, or to the knowledge of Parent Sponsor threatened against Parent Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Entity, that would challenge or seek to enjoin, alter or materially delay the performance by Parent Sponsor of its obligations under this Support Agreement.

5.

(a) Parent Sponsor agrees that the Sponsor Shares may not be transferred, assigned or sold (except to the extent set forth in this Section 5(a) or Section 5(b)) (the “Lockup”) until the earliest to occur of: (i) the termination of the Merger Agreement, (ii) one year after the Closing Date or (iii) the date following the Closing Date on which the Surviving Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Surviving Company’s shareholders having the right to exchange their Parent Class A Common Stock for cash, securities or other property.

Notwithstanding the foregoing, if the closing price of Parent Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 10 trading days within any 20-trading day period commencing at least 150 days after the Closing Date, the Sponsor Shares will be released from the Lockup.

(b) Notwithstanding the provisions set forth in Section 5(a), transfers, assignments and sales by the Parent Sponsor of the Sponsor Shares are permitted (i) to Parent’s officers or directors, any affiliates or family members of any of Parent’s officers or directors, any members or partners of Parent Sponsor or their affiliates, any affiliates of Parent Sponsor, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of the transactions contemplated by the Merger Agreement at prices no greater than the price at which the applicable Sponsor Shares were originally purchased; (vi) by virtue of Parent Sponsor’s organizational documents upon the winding up and subsequent or dissolution of Parent Sponsor; (vii) to Parent for no value for cancellation in connection with the consummation of the transactions contemplated by the Merger Agreement; (viii) in the event of Parent’s liquidation prior to the completion of the transactions contemplated by the Merger Agreement; or (ix) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of Surviving Company’s shareholders having the right to exchange their Parent Class A Common Stock for cash, securities or other property subsequent to the completion of the transactions contemplated by the Merger Agreement; provided, however, that in the case of clauses (i) through (vi) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein. For the avoidance of doubt, transfers of Sponsor Shares issued or issuable upon the exercise of the Sponsor Warrants or conversion of the Sponsor Shares shall be permitted regardless of whether a filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made with respect to such transfers; provided, that, for the avoidance of doubt, the obligations of Parent Sponsor hereunder shall be deemed to be satisfied by the existence of any stop order and restrictions currently existing on the Sponsor Shares.

6.	Unless the Merger Agreement is terminated, Parent Sponsor hereby unconditionally and irrevocably agrees to:

(a) at the Parent Stockholder Meeting, to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon in favor of the Transaction Proposals;

(b) at the Parent Stockholder Meeting, to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon against (i) any Transaction Proposal other than with the Company, its stockholders and their respective affiliates and representatives and (ii) any other action that would be reasonably expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Transaction Proposals or any of the other transactions contemplated by the Merger Agreement, in each case, other than the Adjournment Proposal, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Parent Sponsor contained in this Sponsor Agreement; and

(c) at any applicable annual or special meeting of Parent or action taken by written consent in lieu thereof prior to the Closing, vote or consent to, or cause to be voted or consented to, at such meeting (or written consent in lieu thereof), all Sponsor Securities entitled to vote thereon for such actions as are necessary to cause the election of members of the board of directors of Parent as contemplated by Section 5.22 of the Merger Agreement.

7.

Sections 9.2 - 9.14, 9.17, 9.18(a) and 9.19 of the Merger Agreement are incorporated by reference herein and shall apply hereto mutatis mutandis. This Sponsor Agreement shall terminate, and have no further force and effect, if the transactions contemplated by the Merger Agreement are not consummated or the Merger Agreement is validly terminated in accordance with its terms prior to the Closing.

8.

This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

9.

This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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Please indicate your agreement to the terms of this Sponsor Agreement by signing where indicated below.

OAKTREE ACQUISITION HOLDINGS, L.P.

By:	Oaktree Acquisition Holdings GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Senior Vice President

By:	/s/ Peter Boos
Name:	Peter Boos
Title:	Assistant Vice President

Accepted and Agreed:

OAKTREE ACQUISITION CORP.

By:	/s/ Zaid Pardesi
Name:	Zaid Pardesi
Title:	Chief Financial Officer

Accepted and Agreed:

HIMS, INC.

By:	/s/ Andrew Dudum
Name:	Andrew Dudum
Title:	Chief Executive Officer